Camden National Corporation Elects New Board Member S. Catherine Longley Elected to CNC Board CAMDEN, Maine, February 26, 2014 /PRNewswire/ -- The board of directors of Camden National Corporation (NASDAQ: CAC) has announced that S. Catherine Longley has been elected to serve as a member of the board of directors. "I'm thrilled to join the board of directors of Camden National Corporation and be affiliated with this great Maine company," said Ms. Longley. She is the senior vice president of finance and administration and treasurer at Bowdoin College in Brunswick, Maine and currently serves as a trustee of Wheaton College in Norton, Massachusetts, as a director of Maine Employers Mutual Insurance Company in Portland, Maine, and as a member of the Subscriber Advisory Board of United Educators, a reciprocal risk retention group, in Chevy Chase, Maryland. "We are excited to have Katy join the board of Camden National Corporation," said Karen W. Stanley, chair of the board of directors. "As a former state official, she brings a breadth of knowledge of the banking industry, as well as significant experience serving on a variety of boards. Katy will be an instant asset to the Company and its shareholders." Ms. Longley has had an extensive career in finance and law. From 1983 to 1995 she practiced law at Verrill & Dana, LLC in Portland, Maine. From 1995 to 2002 she served as the Commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. In 2002, Ms. Longley joined Bowdoin College as the senior vice president of finance and administration and treasurer, a position she still holds. In addition to the boards on which she currently serves, Ms. Longley previously served on the Maine Development Foundation board in Augusta, Maine, the Brunswick Redevelopment Authority in Brunswick, Maine, and the Maine Citizens Against Handgun Violence board in Portland, Maine. Camden National Corporation (www.camdennational.com), the parent company of Camden National Bank and Acadia Trust, N.A., is an independent, Maine-based community organization employing 460 Maine residents headquartered in Camden, Maine. In 2012 and 2013, Camden National Corporation was recognized by Forbes as one of "America's Most Trustworthy Companies". Camden National Corporation is a publicly traded company on the NASDAQ under the ticker symbol "CAC". Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants, formerly known as Acadia Financial Consultants, offers full-service brokerage and insurance services. CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com